UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._____)

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Apco Oil and Gas International Inc.

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APCO OIL AND GAS INTERNATIONAL INC.
In Care of Maples Corporate Services Limited, Post Office Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held June 30, 2011

TO THE HOLDERS OF ORDINARY SHARES:

NOTICE IS HEREBY GIVEN that the annual general meeting of shareholders of Apco Oil and Gas International Inc. (the “Company”) will be held on Thursday, June 30, 2011, at 8:30 a.m. Central Daylight Time, 26th Floor Board Room, at One Williams Center, Tulsa, Oklahoma 74172, for the following purposes:

(1) To elect the two directors named in the Proxy Statement;

(2) To approve the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2011;

(3) To conduct an advisory vote on executive compensation;

(4) To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

(5) To consider and approve, each as a special resolution, the proposed recapitalization of the Company and the exchange of certain shares of the Company:

(a) That the Articles of Association of the Company be amended to include the following Article 6A:

“6A. The Directors may issue a separate redeemable convertible class of shares, designated as Class A Shares, which have, as a class, 85% of the voting power with respect to the election and removal of directors of the Company. Upon the issuance of any Class A Shares, the existing shares of the Company, which shall remain designated as ordinary shares, shall have, as a class, 15% of the voting power with respect to the election and removal of directors of the Company. The Class A Shares shall otherwise have identical rights and preferences to, and rank pari passu with, the existing ordinary shares of the Company, and the rights of the existing ordinary shares shall not otherwise be affected. Each Class A Share shall convert automatically into one ordinary share of the Company in the event that neither Williams nor WPX Energy, Inc. beneficially owns, separately or in the aggregate, directly or indirectly, at least 50% of the total number of Class A Shares and ordinary shares outstanding. The Class A Shares shall not convert into ordinary shares in any other circumstance. Except as authorized by special resolution of the shareholders adopted concurrently with this Article 6A, the Directors may not issue any additional Class A Shares.”; and

(b) That, in accordance with Article 10A of the Articles of Association of the Company, the Company is hereby authorized to issue one Class A Share, having the rights set out in Article 6A of the Articles of Association of the Company, to Williams Global Energy (Cayman) Limited (“Williams Sub”) in exchange for each ordinary share of the Company currently owned by Williams Sub; and

(6) To consider and act upon such other matters as may properly come before the annual general meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 17, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the annual general meeting or any adjournment thereof.

By order of the Board of Directors,

La Fleur C. Browne,
Corporate Secretary

May   , 2011

IMPORTANT — YOUR PROXY IS ENCLOSED

Even if you intend to be present at the annual general meeting, please sign, date, and return the accompanying proxy promptly to the address indicated on such proxy so that your shares may be represented and voted at the meeting. A return envelope is enclosed for this purpose requiring no additional postage if mailed within the United States.

LEGAL NOTICE:  each holder of ordinary shares is entitled to attend and vote at the annual general meeting hereby called and to appoint any proxies (that need not also be shareholders) to attend and vote in their stead.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 30, 2011:

The annual report, notice of annual general meeting of shareholders, and proxy statement are available at http://www.proxydocs.com/apco.

i

APCO OIL AND GAS INTERNATIONAL INC.
In Care of Maples Corporate Services Limited, Post Office Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 30, 2011, AT 8:30 A.M., CENTRAL DAYLIGHT TIME

This proxy statement is furnished by Apco Oil and Gas International Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2011 annual general meeting of shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual General Meeting of Shareholders and at any and all adjournments of such meeting. We expect to mail this proxy statement and accompanying proxy card to shareholders beginning on May   , 2011. If you need assistance with directions to attend the meeting and vote in person, call us at (918) 573-2396 or write us at Apco Oil and Gas International Inc., 4700 One Williams Center, Tulsa, Oklahoma 74172, Attn: Corporate Secretary.

As permitted by the rules of the U.S. Securities and Exchange Commission (“SEC”), we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the Internet. This proxy statement, annual meeting notice, and our 2010 Annual Report are available at http://www.proxydocs.com/apco, which does not have “cookies” that identify visitors to the site.

All references in this proxy statement to “Apco,” the “Company,” “we,” “us,” and “our” refer to Apco Oil and Gas International Inc. and its consolidated subsidiaries.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

Only holders of our ordinary shares of record at the close of business on May 17, 2011, will be entitled to receive notice of and to vote at the annual general meeting. We had 29,441,240 ordinary shares outstanding on the record date and each share is entitled to one vote.

If your shares are registered in your name with our transfer agent, BNY Shareowner Services (“BNY”), you are a shareholder of record, and the Company’s proxy materials, including a proxy card, were sent to you directly by BNY. You will receive one proxy card for all the shares you hold of record in certificate form and book-entry form.

If you hold shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” The Company’s proxy materials were forwarded to you by your broker or bank, who is considered the shareholder of record for purposes of voting at the annual meeting. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares. If you hold your shares in street name, you will receive voting instructions for each account you have with a broker or bank.

As a shareholder of record, you may vote your shares by marking, signing, and returning the enclosed proxy card in the postage-paid envelope or voting in person at the meeting. If you are a beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the instructions sent to you by your broker or bank. As a beneficial owner, if you wish to change the directions you have provided your broker or bank, you should follow the instructions sent to you by your broker or bank. As a beneficial owner, you are also invited to attend the annual general meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

If you hold shares in street name and you do not tell your broker or bank how you want your shares voted, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The selection of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. However, the re-election of directors, the advisory vote on executive compensation, the advisory vote on frequency of say-on-pay, and the approval of the recapitalization and exchange are not considered routine matters. Accordingly, your broker or bank will not be permitted to vote your shares on such matters unless you provide proper voting instructions.

If you are a shareholder of record and sign and return your proxy card, but do not specify how you want to vote your shares, your shares will be voted as recommended by our Board.

If you are a shareholder of record, you can change your vote within the regular voting deadlines by executing and returning a later dated proxy or attending the annual meeting and voting in person. If you are a shareholder of record, you can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at 4700 One Williams Center, Tulsa, Oklahoma 74172. Execution and return of the proxy will not in any way affect a registered shareholder’s right to attend the annual general meeting and to vote in person or to appoint any other person as his or its proxy.

For the advisory vote on the frequency of say-on-pay, you may vote in favor of the Company seeking an advisory vote on executive compensation every year, every two years, or every three years, or you may indicate that you wish to abstain from voting on the matter. With respect to each other matter to be voted upon, you may vote for the matter, vote against the matter, or abstain from voting on the matter.

The presence, in person or by proxy, of a majority of the outstanding ordinary shares entitled to vote at the annual general meeting will constitute a quorum for the transaction of business. Abstentions are counted as “present” for determining a quorum. Uninstructed broker or bank votes, also called “broker non-votes,” will also be counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner.

A quorum being present, all proposals to be voted on at the annual general meeting will be decided on a poll by a vote of the holders owning a majority of the ordinary shares present in person or represented by proxy at the annual general meeting unless the proposal relates to matters on which more than a majority vote is required under our memorandum of association, our articles of association, or the laws of the Cayman Islands, under whose laws we are organized. Accordingly, the proposals to re-elect directors, approve the selection of the independent registered accounting firm, the advisory vote on executive compensation, and the advisory vote on frequency of say-on-pay will be approved by the affirmative vote of a majority of the votes cast by holders of outstanding ordinary shares present in person or represented by proxy at the annual general meeting. The proposal to approve the recapitalization and exchange will be approved by the affirmative vote of at least two-thirds of the votes cast by holders of outstanding ordinary shares present in person or represented by proxy at the annual general meeting. Abstentions and broker non-votes will not be included in the calculation of determining the outcome of the particular non-voted matter. All votes are confidential unless disclosure is legally necessary.

The Williams Companies, Inc. (“Williams”), which beneficially owns approximately 69 percent of our ordinary shares through its wholly owned subsidiary, Williams Global Energy (Cayman) Limited, has indicated to us that it intends to vote all of its shares in favor of the proposal to re-elect directors, the proposal to approve the selection of the independent registered accounting firm, the advisory vote on executive compensation, and the proposal to approve the recapitalization and exchange, and with respect to the advisory vote on frequency of say-on-pay, in favor of an annual vote on executive compensation. Please be advised that if Williams votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements under our memorandum of association, our articles of association, and the laws of the Cayman Islands, each as currently in effect, that are necessary to adopt the proposals set forth in this proxy statement.

We will announce the voting results at the meeting. We will also disclose the voting results in a Current Report on Form 8-K within four business days after the annual general meeting.

We are not aware of any matter to be presented at the annual general meeting that is not included in this proxy statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the annual meeting.

The expenses of this proxy solicitation, including the cost of preparing and mailing the proxy statement and accompanying proxy card, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of our ordinary shares. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. In addition, we have retained Morrow & Co., LLC to assist in the solicitation of proxies for which we expect to pay an estimated $2,000 in fees, plus expenses and disbursements.

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements and annual reports to an address shared by two or more shareholders by delivering a single set of such documents to those shareholders. This method of delivery is referred to as “householding.” We do not household our proxy statement and annual report with respect to our shareholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single set of our proxy statement and annual report if you share an address with another shareholder.

If you would like to receive more than one copy of this proxy statement and our 2010 annual report, you may request (and we will promptly send you) additional copies by calling us at (918) 573-2396 or writing us at Apco Oil and Gas International Inc., 4700 One Williams Center, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. If you own shares through a broker or bank, questions or requests concerning householding procedures may be directed to your broker or bank. Beneficial owners sharing an address who are receiving multiple copies of our proxy statement and annual report and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

PROPOSAL 1

ELECTION OF DIRECTORS

Our articles of association provide for a Board of not less than three and not more than nine persons. The articles of association also provide that at each annual general meeting of shareholders one-third of the directors, or if their number is not three or a multiple of three, then the number nearest one-third, shall retire from office. The directors to retire in every year are those who have been longest in office since their last election and retiring directors are eligible to be re-elected as directors. Among persons who became directors on the same day, those to retire are determined by lot unless they otherwise agree among themselves as to who will retire. Directors appointed by the Board to fill a vacancy or as an addition to the existing directors hold office until the next following annual meeting of shareholders and are not taken into account in determining the directors who are to retire by rotation as described above. Mr. Piero Ruffinengo was last elected as a director at the annual general meeting of shareholders held in 2007. Messrs. Keith E. Bailey and Ralph A. Hill were last elected as directors at the annual general meeting of shareholders held in 2008. Messrs. Robert J. LaFortune and John H. Williams were last elected as directors at the annual general meeting of shareholders held in 2009. Messrs. Bryan K. Guderian and Rodney J. Sailor were last elected as directors at the annual general meeting of shareholders held in 2010. The number of directors constituting the total number of Board members is currently seven. Thus, the term of Mr. Ruffinengo and the term of one of Messrs. Bailey or Hill will expire at the 2011 annual general meeting of shareholders. Mr. Bailey has agreed that his term will expire at the 2011 annual general meeting.

Messrs. Bailey and Ruffinengo have been nominated to be re-elected as directors at the 2011 annual general meeting. Messrs. Hill, LaFortune, Sailor, Guderian and Williams will continue to serve as directors in accordance with their prior election.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Bailey and Ruffinengo. Should Messrs. Bailey and Ruffinengo become unable for any reason to stand for re-election as a director, the Company intends that the persons named in the proxy will vote for the election of such other person or persons as the Board may propose to replace such nominees. We know of no reason why Messrs. Bailey and Ruffinengo will be unavailable or unable to serve.

Director and Nominee Experience and Qualifications

The charter of the Nominating Committee of the Board provides that the Nominating Committee consider the following qualifications in assessing director candidates:

•	An understanding of business and financial affairs and the complexities of a business organization.

•	A genuine interest in representing the shareholders and the interest of the Company overall.

•	A willingness and ability to spend the necessary time required to function effectively as a director.

•	An open-minded approach to matters and the resolve to independently analyze matters presented for consideration.

•	A reputation for honesty and integrity beyond question.

•	Any other qualifications the Board or the Nominating Committee deem relevant, including, but not limited to, requirements under law, regulations, or our memorandum of association and articles of association.

In addition, the charter provides that the Nominating Committee consider candidates in the context of the needs of the Board at the time and our status as a controlled company. The Nominating Committee will also consider a variety of occupational and personal backgrounds and relevant skill sets on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board. Among other things, the Board believes that it is important to have individuals with skills and experiences on the Board in the following specific areas that are important qualifications in the context of our business and structure:

•	Industry Experience in the oil and gas exploration and production business.

•	Financial Experience with which to evaluate our financial statements and capital investments.

•	Corporate Governance Experience to support our goals of accountability for management and the Board and protection of shareholders interests.

•	Legal Experience which is valuable to the Board’s oversight of our legal and regulatory compliance.

•	Operating Experience which is relevant to the understanding of our operating plan and strategy.

•	International Business Experience because all of our operations are in South America.

The Nominating Committee annually evaluates the composition of the Board in the context of these qualification guidelines to implement and assess the effectiveness of their application. For more information about the Nominating Committee, please read “Corporate Governance — Board Committees” and “— Information about Committees — Nominating Committee.”

We have included below certain information about the nominees for election as directors as well as the directors who will continue in office after the annual general meeting.

Keith E. Bailey, age 69

Director since 2002. Mr. Bailey has served as a director and Chairman of the Board of Cloud Peak Energy Inc. (a U.S. coal producer) since September 2009. Since 2005, he has served as a director of the general partner of MarkWest Energy Partners, L.P. (“MarkWest”) (a U.S. midstream energy company) and serves on its Corporate Governance Committee and is the Chairman of its Compensation Committee. Mr. Bailey formerly served on MarkWest’s Finance Committee and as the Chairman of its Audit Committee. He has served as a director of AEGIS Insurance Services Inc. (a mutual insurance company) since 2001 and serves on its Investment Committee. Since 2007, Mr. Bailey has served as a director of Integrys Energy Group, Inc. (“Integrys”) (which provides services and products in the regulated and unregulated U.S. energy markets) and serves on its Audit Committee and as the Chairman of its Finance Committee. He served as a director and was a member of the Audit and Oil and Gas Committees of People’s Energy from 2005 to 2007, when People’s Energy merged with Integrys. Mr. Bailey served as Chairman of the Board and Chief Executive Officer of Williams from 1994 to 2002, as President from 1992 to 2001, and as Executive Vice President and Chief Financial Officer from 1986 to 1992. He previously served as a director of the Company from 1987 to 1998 and as our Chairman of the Board from 1992 to 1996. Mr. Bailey served as a director of Petrolera Entre Lomas S.A. (“Petrolera”) from 1988 to 1999.

Mr. Bailey’s qualifications include industry, financial, corporate governance, and operating experience.

Piero Ruffinengo, age 66

Director since 2002. Mr. Ruffinengo has been engaged in the private practice of law in Salt Lake City, Utah since 1984. He served the Company as a consultant from 1984 through 1999. Mr. Ruffinengo served in a variety of positions for Northwest Energy Company (“Northwest Energy”) and its subsidiary, Northwest Pipeline Corporation (“Northwest Pipeline”), from 1975 to 1983, when Northwest Energy was acquired by Williams. Those positions included General Counsel of Northwest Pipeline and the Company, Vice President of Mergers and Acquisitions, and Vice President of International Operations. Over his career, Mr. Ruffinengo has practiced law in the areas of corporate governance and compliance, commercial transactions, oil and gas law, intellectual property, finance, and domestic and international litigation. He served as a director of Petrolera at various times in the past and most recently from 2002 to 2003.

Mr. Ruffinengo’s qualifications include industry, financial, corporate governance, legal, and international business experience.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-ELECTION OF EACH OF THE NOMINEES.

Members of the Board Continuing in Office

Ralph A. Hill, age 51

Director, Chairman of the Board, and Chief Executive Officer since 2002. Since 2003 Mr. Hill has served as a Senior Vice President of The Williams Companies, Inc. (“Williams”) (an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard, and Marcellus Shale in Pennsylvania) and acts as the President of Williams exploration and production unit. He joined Williams in 1981 and has held various positions in Williams’ exploration and production, gas marketing, and petroleum services businesses. Mr. Hill has served as Chief Executive Officer of WPX Energy, Inc., a wholly owned subsidiary of Williams, since April 2011 (for more information about WPX Energy, please read “Proposal 5 — Approval of Recapitalization and Exchange”). He has served as a director of Petrolera since 2003.

Mr. Hill’s qualifications include industry, financial, operating, and international business experience.

Robert J. LaFortune, age 84

Director since 1998. Mr. LaFortune is self-employed and manages, evaluates, and analyzes personal investments. He is also a director of the Bank of Oklahoma Financial Corporation (a regional financial services company based in Tulsa, Oklahoma) and serves on its Credit Committee and formerly served on its Audit Committee. Mr. LaFortune served as a director of Williams from 1978 to 1999, including six years as Chairman of its Audit Committee. He was the Mayor of the City of Tulsa from 1970-1978 and the Commissioner of Streets and Public Property for the city from 1964 to 1970. Mr. La Fortune was a co-owner of an independent U.S. oil and gas exploration and production company from 1956 to 1963. He is also a member of the National Executive Board of the Boy Scouts of America, a member of the Executive Committee of the Philbrook museum, a member of the Board of Trustees of the Tulsa Performing Arts Center, and Vice-Chairman of the Board and Chairman of the Audit and Compliance Committees of St. John Health System.

Mr. La Fortune’s qualifications include industry, financial, and corporate governance experience.

John H. Williams, age 92

Director since 1992. Mr. Williams has been engaged in personal investments for more than five years. He has over 60 years of experience in the energy industry. In 1949, he co-founded Williams and served as a director and its President and Chief Executive Officer from 1949 to 1978 and as Chairman of its Board from 1971 to 1978. Mr. Williams worked on pipeline construction projects in the U.S. and internationally for the family business that preceded Williams from 1946 to 1949. He has served as a director of Unit Corporation (a diversified energy company engaged in the exploration for and production of oil and natural gas, the acquisition of producing oil and natural gas properties, the contract drilling of onshore oil and natural gas wells, and the gathering and processing of natural gas) since 1988. Mr. Williams is an honorary director of Willbros Group, Inc. and Williams. He formerly served as a director of Petrolera.

Mr. Williams’ qualifications include industry, financial, corporate governance, operating, and international business experience.

Rodney J. Sailor, age 52

Director since 2006. Mr. Sailor has served as Vice President and Treasurer of Williams since 2005 and is responsible for overseeing Williams’ enterprise risk management function. He has served as Treasurer and Deputy Chief Financial Officer of WPX Energy, Inc., a wholly owned subsidiary of Williams, since April 2011. Mr. Sailor served as Assistant Treasurer of Williams from 2001 to 2005 and was responsible for capital structuring and capital markets transactions, and management of Williams’ liquidity position. He served as Vice President of Strategic International Development and Latin America for the former telecommunications business unit of Williams from 1999 to 2001. Mr. Sailor held various positions at Williams involving international finance, corporate finance, strategic planning and development, and accounting from 1985 to 1999. He served as a director of Williams Partners GP LLC, the general partner of Williams Partners L.P. (“WPZ”) (a publicly traded master limited partnership formed by Williams that is focused on natural gas transportation; gathering, treating, and processing; storage;

natural gas liquid fractionation; and oil transportation), from October 2007 to February 2010. Mr. Sailor served as a director of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P. (“WMZ”) (a limited partnership formed by Williams that owned and operated natural gas transportation and storage assets), from January 2008 until WMZ merged with WPZ in August 2010.

Mr. Sailor’s qualifications include financial, industry, and international business experience.

Bryan K. Guderian, age 51

Director since 2002. Mr. Guderian has also served as Vice President of the Exploration and Production unit of Williams since 1998. He is a member of Williams’ management team that pursued a growth strategy to transform the company into a top independent natural gas producer in the U.S. Mr. Guderian has served as a director of Petrolera since 2003. He is a member of numerous professional organizations, including the Independent Petroleum Association of America, the Natural Gas Supply Association, the American Association of Professional Landmen, and the Oklahoma Independent Petroleum Association.

Mr. Guderian’s qualifications include industry, financial, corporate governance, operating, and international business experience.

Identification and Business Experience of the Company’s Executive Officers

Our executive officers are elected by the Board and hold office until relieved of such office by action of the Board. Information about Mr. Hill, our Chairman of the Board and Chief Executive Officer, appears above. A description of our other executive officers is set forth below.

Thomas Bueno, age 59

President and Chief Operating Officer since 2002. Mr. Bueno served as a director of the Company from 1998 until becoming President in 2002 and he served as General Manager from 1999 to 2003. He has been employed by Williams since 1984 and has held various positions with us since 1985. He has served as a director of Petrolera since 1991.

Landy L. Fullmer, age 58

Chief Financial Officer since 2003 and Chief Accounting Officer and Controller since 2005. Mr. Fullmer currently serves as the Director of Finance and Accounting Business Partner for the Exploration and Production unit of Williams. He served as the Director of Accounting/Controller for the Exploration and Production unit of Williams from 1996 to 2007.

CORPORATE GOVERNANCE

Board Meetings

The Board held six meetings during 2010. No incumbent director attended fewer than 75 percent of the Board and committee meetings held during a period of 2010 in which he was a director or committee member.

Director Attendance at Annual Meeting of Shareholders

It is our Board’s policy that members of the Board are expected to attend the annual general meeting, regular meetings of the Board, and regular meetings of the committees on which a director serves, in person, or telephonically when they are unable to attend in person. All seven of the then-current Board members attended the 2010 annual general meeting.

Board Leadership Structure

The Board believes that the Company and its shareholders are best served at this time by a leadership structure in which a single leader serves as Chairman of the Board and Chief Executive Officer and the Board appoints an independent director to preside over executive sessions of independent directors.

Combining the roles of Chairman and Chief Executive Officer makes clear that the person serving in these roles has primary responsibility for managing our business, subject to the oversight and review of the Board. Under this structure, the Chairman and Chief Executive Officer chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach is preferable because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other officers, and leading implementation of the Company’s strategic plans as approved by the Board. This structure creates a single leader who is directly accountable to the Board and, through the Board, to shareholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management, such as the President and Chief Operating Officer who oversees our day-to-day operations. Because the Chief Executive Officer works closely with our management team, he is in the most knowledgeable position to determine the timing for Board meetings and establish agendas for a Board meeting. However, any director can, and many from time to time do, propose agenda items for a Board meeting. In addition, Mr. Hill personally brings extensive leadership and industry experience to the combined role of Chairman and Chief Executive Officer. Mr. Hill has worked in the energy industry since 1981, including 16 of those years devoted primarily to the exploration and production business. The Board has not formally designated a “lead” independent director. However, the Board appointed Mr. John H. Williams, the Chairman of the Nominating Committee, to preside over executive sessions of independent directors. The Board believes that having a single leader serving as Chairman and Chief Executive Officer, together with an experienced director appointed to preside over executive sessions of independent directors, is the most appropriate leadership structure for the Board at this time. The Board maintains the flexibility to modify this leadership structure should it determine in the future that the two roles should be separated based upon the Board’s assessment of the Company’s needs and leadership from time to time.

Board Oversight of Our Risk Assurance Process

We employ an annual risk assurance process that is designed to provide positive assurance to management and the Board that risks are effectively managed to enable achievement of strategic and operating objectives. Our President supervises the risk process with assistance from Williams’ risk subject matter experts. We utilize the Enterprise Risk Management framework to identify the top risks to the Company considering our internal and external environments and objectives and to measure the likelihood of occurrence and potential impact of each risk. The Board annually considers each of the top risks, including the description, likelihood, and potential impact of each risk, management’s assessment of the effectiveness of mitigation efforts, and actions being taken for risks that exceed target levels after consideration of existing mitigating factors.

Compensation of Directors

Directors who are employees of Williams or an affiliate of us or Williams receive no compensation for service on our Board. Directors who are not employees of Williams or an affiliate of us or Williams (“Non-Management Directors”) receive a quarterly fee of $12,500 in cash for Board service. In addition, the Chairman of the Audit Committee receives a quarterly fee of $2,500 in cash and the Chairman of the Nominating Committee receives a quarterly fee of $1,250 in cash. Each Non-Management Director receives a fee of $1,000 for each Board and committee meeting attended by such director, provided that such fee is limited to $1,000 per day regardless of the number of meetings attended on a given day. Fees are paid quarterly in arrears. Directors are also reimbursed for reasonable out-of-pocket expenses (including costs of travel, food, and lodging) incurred in attending meetings of the Board, committee, and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs.

The Board has determined that it is more appropriate for compensation decisions affecting Non-Management Directors to be made by all of the members of the Board.

For their service Non-Management Directors received the following compensation in 2010:

					Change in
					Pension
					Value and
					NonQualified
				Non-Equity	Deferred
	Fees Earned or	Share	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash(1)	Awards	Awards	Compensation	Earnings	Compensation	Total

Keith E. Bailey	$59,000	—	—	—	—	—	$59,000
Robert J. LaFortune	$67,000	—	—	—	—	—	$67,000
Piero Ruffinengo	$59,000	—	—	—	—	—	$59,000
John H. Williams	$67,000	—	—	—	—	—	$67,000

(1)	This column includes quarterly and meeting attendance fees earned for each person in 2010.

Board Committees

The Board has established a separately-designated standing Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and a standing Nominating Committee. The following indicates committee membership as of May 1, 2011.

	Audit Committee	Nominating Committee

Keith E. Bailey	X	X
Robert J. LaFortune	•	X
Piero Ruffinengo	X	X
John H. Williams	X	•

• = Chairperson

X = Committee Member

Controlled Company

We are a “controlled company” as defined by the rules of The Nasdaq Stock Market (the “Nasdaq”) because a subsidiary of Williams owns approximately 69 percent of our ordinary shares. Therefore, we are not subject to the requirements of the Nasdaq that would otherwise require us to have (1) a majority of independent directors on the Board, (2) the compensation of executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) a majority of independent directors or a nominating committee composed solely of independent directors elect or recommend director nominees for selection to the Board. Notwithstanding the foregoing, the Board has established a Nominating Committee. The Board does not have a compensation committee or any other committees performing similar functions. Compensation decisions for our executive officers are made by Williams. Please read “Executive Compensation and Other Information — Compensation Discussion and Analysis” and “— Executive Compensation” below for more information. As previously mentioned, the Board has determined that it is more appropriate for compensation decisions affecting our directors who are not employees of Williams or an affiliate of Williams to be made by all of the members of the Board.

Information about Committees

Audit Committee

The Board has determined that each member of the Audit Committee meets the independence and other qualification requirements of the rules of Nasdaq and that Mr. Bailey qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Biographical information for Mr. Bailey is set forth above under the caption “Election of Directors — Members of the Board Continuing in Office.” The Audit Committee is governed by a written charter approved by the Board. Please read “Certain Relationships and Related Transactions — Review, Approval or Ratification of Transactions with Related Persons,” “Report of the Audit Committee,” and “Selection of Independent Registered Public Accounting Firm — Principal Accountant Fees and Services” for more information about the Audit Committee. The Audit Committee held four meetings in 2010.

Nominating Committee

The Nominating Committee is governed by a written charter approved by the Board. The Nominating Committee may identify candidates for director based on input from a number of sources, including members of the Committee, other directors, shareholders, management, and third-party search firms. The qualifications of candidates for director are evaluated according to the criteria in the committee’s charter. While the Nominating Committee has the ability to consider candidates recommended by shareholders, it does not have a formal policy with respect to the submission or consideration of candidates recommended by such persons in light of our status as a controlled company under the rules of the Nasdaq. Although the Board and the rules of the Nasdaq do not require that members of our Nominating Committee be independent, the Board has determined that its current members are independent as defined by the rules of the Nasdaq. Please read “Director Independence.” The Nominating Committee held one meeting in 2010. Please read “Director and Nominee Experience and Qualifications” for more information about the Nominating Committee.

Director Independence

The Board annually reviews the independence of directors and makes a determination that each director expected to be independent qualifies as an “independent director” as defined by the rules of the Nasdaq, including a determination that the director does not have a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities as director. The Board has determined that each of Messrs. Bailey, LaFortune, Ruffinengo, and Williams is an “independent director” under the current rules of Nasdaq. The Board also considered that (i) Mr. Bailey serves as a director of Aegis Insurance Services Inc. (“Aegis”), which participates in the insurance coverage programs of Williams and certain of its affiliates, including the Company; and (ii) Mr. LaFortune serves as a director of Bank of Oklahoma Financial Corporation, which provides banking services to the Company. The Board noted that because Messrs. Bailey and LaFortune do not serve as executive officers and are not significant stockholders of these companies, these relationships would not interfere with the exercise of independent judgment in carrying out responsibilities as a director. In addition, the Board has determined that each of the members of the Audit Committee meets the heightened independence requirements of the Nasdaq for audit committee members. Although the Board does not require that members of the Nominating Committee be independent, the Board has determined that its current members are independent as defined by the rules of the Nasdaq. Messrs. Guderian, Hill, and Sailor, as employees of Williams, are not independent directors under these standards.

Communications with Directors

Shareholders wishing to communicate with the Board, individually or as a group, may do so by sending written communications addressed to them at Apco Oil and Gas International Inc., One Williams Center, Suite 4700, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. The Board has instructed our Corporate Secretary to collect and distribute such communications as appropriate. Communications relating to accounting, internal accounting controls, or auditing matters will be referred to the ethics and compliance officer and handled in accordance with the procedures for the receipt, retention, and treatment of such complaints or concerns established by the Audit Committee. Such complaints and concerns may also be submitted in writing to our ethics and compliance officer, Apco Oil and Gas International Inc., One Williams Center, MD 35-8, Tulsa, Oklahoma 74172 or by calling (918) 573-1616. The Board has directed that communications that relate to ordinary business matters that are not within the scope of the Board’s duties are to be forwarded to the appropriate executive and that solicitations, junk mail, and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any director who wishes to review them.

How to Obtain Copies of our Governance-Related Materials

Copies of our Code of Ethics, and the charters for the Audit Committee and the Nominating Committee are available on our Internet website at http://www.apcooilandgas.com on the investor relations tab. Copies of these documents are also available in print to any shareholder who requests them by sending a written request to our Corporate Secretary at One Williams Center, Suite 4700, Tulsa, Oklahoma 74172.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

We are managed by the employees of Williams and all of our executive officers are employees of Williams. Our executive officers are compensated directly by Williams rather than by us. All decisions as to the compensation of our executive officers are made by Williams. Therefore, we do not have any policies or programs relating to compensation of our executive officers and we do not make any decisions relating to such compensation. A full discussion of the policies and programs of Williams is set forth in the proxy statement for Williams’ 2011 annual meeting of stockholders, which is available on the SEC’s website at http://www.sec.gov and on Williams’ website at http://www.williams.com under the heading “Investors — SEC Filings.” Williams charges us, pursuant to an administrative services agreement, an annual flat fee for the services of certain Williams’ employees, other than Mr. Bueno, who dedicate a significant amount of time to our affairs. Williams also charges us, pursuant to the terms of the same agreement, a fee for Mr. Bueno’s services based on both his actual total compensation and an estimated percentage of his time that is dedicated to performing services for us. Please read “Certain Relationships and Related Transactions — Transactions with Related Persons — Administrative Services Agreement” and ‘‘— Review, Approval or Ratification of Transactions with Related Persons” for more information regarding this arrangement.

Executive Compensation

In 2010, we incurred an allocated charge of $180,059 for Mr. Bueno’s salary and $128,989 for his cash incentive bonus. In 2009, we incurred an allocated charge of $173,504 for Mr. Bueno’s salary and $108,478 for his cash incentive bonus. In 2008, we incurred an allocated charge of $160,793 for Mr. Bueno’s salary and $95,963 for his cash incentive bonus. Each year we also incur a charge for Mr. Bueno’s benefits, including without limitation his pension and welfare benefits, which charge is equal to approximately 33 percent of the allocated charge incurred by us for Mr. Bueno’s salary in that year. This benefits charge was $60,020 in 2010, $57,835 in 2009, and $53,598 in 2008.

Further information regarding the compensation of our principal executive officer, Ralph A. Hill, who also serves as a Senior Vice President of Williams, is set forth in the proxy statement for Williams’ 2011 annual meeting of stockholders, which is available on the SEC’s website at http://www.sec.gov and on Williams’ website at http:/www.williams.com under the heading “Investors — SEC Filings.” Further information regarding the portion of Mr. Hill’s compensation and that of Landy L. Fullmer, who serves as our Chief Financial Officer, allocable to us may be found in this filing under the heading “Certain Relationships and Related Transactions — Transactions with Related Persons — Administrative Services Agreement.”

Compensation Policies and Practices as They Relate to Risk Management

All of our employees are located in Argentina. We do not believe that our compensation policies and practices create risks reasonably likely to have a material adverse effect on us. Please read “— Board Oversight of Our Risk Assurance Process” for information about our risk evaluation process. Our executive officers and certain other persons who provide services to us pursuant to an administrative services agreement are employees of Williams. For more information about this arrangement, please read “Certain Relationships and Related Person Transactions, and Director Independence — Transactions with Related Persons — Administrative Services Agreement.” For an analysis of any risks arising from Williams’ compensation policies and practices, please read the proxy statement for Williams’ 2011 annual meeting of stockholders, which is available on the SEC’s website at http://www.sec.gov and on Williams’ website at http://www.williams.com under the heading “Investors — SEC Filings.”

Compensation Committee Interlocks and Insider Participation

The Board does not maintain a compensation committee. Our executive officers during 2010 were employees of Williams and compensation decisions with respect to those individuals were determined by Williams.

Compensation Committee Report

The Board does not have a compensation committee. The Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and based on this review and discussion has approved it for inclusion in this proxy statement.

The Board of Directors:
Keith E. Bailey, Bryan K. Guderian, Ralph A. Hill,
Robert J. LaFortune, Piero Ruffinengo,
Rodney J. Sailor, John H. Williams

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of ordinary shares and the percentage represented by such number by each person who is known to us to own beneficially five percent or more of our ordinary shares. We obtained certain information in the table from filings made with the SEC.

	Number of
	Ordinary Shares		Percent of
Name of Beneficial Owner	Beneficially Owned		Class

The Williams Companies, Inc.	20,301,592	(1)	68.96%
Williams Global Energy (Cayman) Limited	20,301,592	(1)	68.96%
NSB Advisors LLC	6,129,653	(2)	20.82%

Percentage of shares beneficially owned is based on 29,441,240 ordinary shares outstanding as of May 1, 2011.

(1)	A Schedule 13D/A filed on February 18, 2011 indicates that Williams Global Energy (Cayman) Limited (“Williams Global Energy”) is the record holder of 20,301,592 of our ordinary shares. Williams Global Energy holds sole and shared voting power over 0 and 20,301,592 of these shares, respectively, and sole and shared dispositive power over 0 and 20,301,592 of these shares, respectively. The Schedule 13D/A further indicates that Williams Global Energy is an indirect wholly-owned subsidiary of The Williams Companies, Inc. (“Williams”). Williams holds sole and shared voting power over 0 and 20,301,592 of these shares, respectively, and sole and shared dispositive power over 0 and 20,301,592 of these shares, respectively. The address of Williams is One Williams center, Tulsa, Oklahoma 74172. The address of Williams Global Energy is Ugland House, 121 South Church Street, George Town, Cayman Islands, KY1-1104.

(2)	A Schedule 13G filed with the SEC on January 10, 2011 indicates that NSB Advisors LLC (“NSB”) is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and has sole dispositive power over 6,129,653 of our ordinary shares and shared dispositive power over 0 these shares. NSB has no sole or shared voting power over these shares. The address of NSB is 200 Westage Business Center Drive, Suite 228, Fishkill, NY 12524.

The following table sets forth, as of May 1, 2011, the number of our ordinary shares beneficially owned by each of our directors, each of our executive officers, and by all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

	Ordinary Shares
	Owned Directly or	Percentage
Name of Beneficial Owner	Indirectly	of Class

Keith E. Bailey	804	*
Thomas Bueno	0	*
Landy L. Fullmer	0	*
Bryan K. Guderian	4	*
Ralph A. Hill	4	*
Robert J. LaFortune	20	*
Piero Ruffinengo	4	*
Rodney J. Sailor	4	*
John H. Williams	40	*
All directors and executive officers as a group (9 persons)	880	*

Percentage of shares outstanding is based on 29,441,240 ordinary shares outstanding.

*	Less than 1%.

The following table sets forth, as of May 1, 2011, the number of shares of common stock of Williams, beneficially owned by each of our directors and executive officers and by all such directors and executive officers as a group. Except as indicated by footnote, the persons names in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

	Shares of Common
	Stock Owned	Shares Underlying
	Directly or	Options Exercisable		Percentage of
Name of Beneficial Owner	Indirectly(1)(2)	Within 60 Days(3)	Total	Class

Keith E. Bailey	1,964	0	1,964	*
Thomas Bueno	23,162	25,768	48,930	*
Landy L. Fullmer	6,877	22,589	29,466	*
Bryan K. Guderian	44,951	56,126	101,077	*
Ralph A. Hill	244,404	192,236	436,640	*
Robert J. LaFortune	57,937	0	57,937	*
Piero Ruffinengo	0	0	0	*
Rodney J. Sailor	42,449	58,332	100,781	*
John H. Williams	1,008,958	0	1,008,958	*
All directors and executive officers as a group (9 persons)	1,430,702	355,051	1,785,753	*

Percentage of common stock beneficially owned is based on 588,116,783 shares outstanding on May 1, 2011.

*	Less than 1%.

(1)	Includes shares held under the terms of incentive and investment plans as follows: Mr. Bueno, 9,788 restricted stock units; Mr. Fullmer, 315 shares in The Williams Companies Investment Plus Plan and 3,405 restricted stock units; Mr. Guderian, 41,870 restricted stock units; Mr. Hill, 635 shares in The Williams Companies Investment Plus Plan and 229,274 restricted stock units; Mr. Sailor, 245 shares in The Williams Companies Investment Plus Plan and 37,527 restricted stock units. Restricted stock units, formerly referred to as deferred stock, includes both time-based and performance-based units and do not have voting or investment power. Shares held in The Williams Companies Investment Plus Plan have voting and investment power.

(2)	Includes 991,210 shares held in trust by Mr. Williams and 16,246 shares held in trust by his spouse; 224 shares held in trust by Mr. Bailey and 1,740 shares held in trust by his spouse; and 55,346 shares held in trust by Mr. LaFortune.

(3)	The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. The shares indicated represent stock options granted under Williams’ current or previous stock option plans that are currently exercisable or which will become exercisable within 60 days of May 1, 2011. Shares subject to options cannot be voted.

Potential Change in Control — Williams’ Reorganization Plan

On April 29, 2011, WPX Energy, Inc. (“WPX Energy”), a wholly owned subsidiary of Williams, filed a registration statement with the SEC with respect to an initial public offering of its equity securities. This is the first step in Williams’ previously announced reorganization plan to separate its businesses into two separate, publicly traded corporations. The reorganization plan calls for the separation of Williams’ exploration and production business through an initial public offering of up to 20 percent of WPX Energy in 2011 and, in 2012, a spin-off to Williams’ shareholders of its remaining interest in WPX Energy. A wholly owned subsidiary of Williams currently owns approximately 69 percent of our outstanding ordinary shares. Williams has stated its intention to include its interest in Apco in WPX Energy, but retains the discretion to determine whether and when to include such interest and to execute the initial public offering and spin-off of WPX Energy. For more information, please read “Proposal 5 — Approval of Recapitalization and Exchange.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, certain of our officers and our greater than 10 percent shareholders to file reports of their ownership of our ordinary shares and of changes in such ownership with the SEC and Nasdaq. Regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2010, all such reporting persons filed the reports required under Section 16(a) on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

Administrative Services Agreement

Williams beneficially owns approximately 69 percent of our ordinary shares. We incurred charges of $1.3 million in fiscal year 2010 from Williams and its affiliates for management services, rent, overhead allocation, insurance, treasury, accounting, tax, legal, corporate communications, information technology, human resources, internal audit and other administrative corporate services (including the costs of compensating employees of Williams who allocate a portion of their time to managing our affairs). We incurred these charges pursuant to an administrative services agreement between us and Williams.

We are managed by employees of Williams and all of our executive officers, including Mr. Hill, our Chairman of the Board and Chief Executive Officer, and Mr. Fullmer, our Chief Financial Officer and Chief Accounting Officer, are employees of Williams who are compensated directly by Williams rather than by us. Pursuant to the administrative services agreement, Williams charges us an executive support charge, which charge is incurred by us primarily for the time spent by Messrs. Hill and Fullmer in managing our affairs. In each of 2010, 2009, and 2008, we paid an annual aggregate charge of $150,000 for the services of these persons. In addition, Williams also charges us, pursuant to the terms of the same agreement, a fee for Mr. Bueno’s services based on both his actual total compensation and an estimated percentage of his time that is dedicated to performing services for us. Please read “Executive Compensation and Other Information — Executive Compensation” for further information regarding the amounts paid by us for Mr. Bueno’s services.

Indemnity Agreement

In connection with the recapitalization proposed in “Proposal 5 — Approval of Recapitalization and Exchange” below, we have entered into an indemnity agreement with Williams and Williams Global Energy (Cayman) Limited pursuant to which Williams and Williams Global Energy (Cayman) Limited have agreed to indemnify Apco from any and all out-of-pocket costs, expenses (including reasonable attorneys’ fees), losses and other liabilities of Apco relating to the recapitalization.

Northwest Argentina Corporation

We and Northwest Argentina Corporation (“NWA”), a wholly owned subsidiary of Williams, each own a 1.5 percent interest in the Acambuco concession located in Argentina. NWA has no employees and its sole asset is its interest in Acambuco. Our branch office in Argentina provides administrative assistance to NWA. Specifically, we pay cash calls and collect revenues pertaining to NWA’s interest. For the period from January 1, 2010 through May 1, 2011, we did not incur any indebtedness to NWA. For the same period, $156,000 was the largest aggregate amount that NWA owed to us, representing the accumulated balance of cash calls paid on NWA’s behalf in excess of revenues collected on its behalf. This amount was repaid during 2010.

Review, Approval or Ratification of Transactions with Related Persons

The written charter of the Audit Committee of our Board provides that the committee will review, on an ongoing basis and approve all related person transactions required to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K (“Related Person Transactions”). The Audit Committee’s charter further provides that (i) the Committee will consider whether a Related Person Transaction is bona fide in our best interest and (ii) the members of the Committee reviewing and taking action on a Related Person Transaction observe any relevant and applicable provisions of our articles of association and exercise the powers vested in them for the purpose in which they were conferred and not for a collateral purpose. The Audit Committee reviewed and approved each of the Related Person Transactions discussed above, including the administrative services agreement and amendments to that agreement, the annual charges to us pursuant to the administrative services agreement, the arrangement with NWA, and the indemnity agreement with Williams and Williams Global Energy (Cayman) Limited.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, and the independent auditors. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at http://www.apcooilandgas.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•	reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•	received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	discussed with the Company’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	based on the foregoing reviews and discussions, recommended to the Board (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC; and

•	recommended, subject to shareholder approval, the selection of Ernst & Young LLP to serve as the Company’s independent auditors for 2011.

This report has been furnished by the members of the Audit Committee of the Board:

•	Robert J. LaFortune, chairman
•	Keith E. Bailey
•	Piero Ruffinengo
•	John H. Williams

PROPOSAL 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, subject to shareholder approval, the firm of Ernst & Young LLP (“E&Y”) as our principal independent registered public accounting firm for 2011. A representative of E&Y will attend the annual general meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Principal Accountant Fees and Services

Aggregate fees billed for professional services provided by E&Y, our principal independent registered public accounting firm, for each of the last two fiscal years were as follows:

	2010	2009

Audit Fees:	$344,700	$339,900
Audit-Related Fees:	—	2,500
Tax Fees:	—	—
All Other Fees:	—	—

Total	$344,700	$342,400

Audit fees in 2010 and 2009 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Audit-related fees in 2009 generally include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. More specifically, these services consisted principally of consultation concerning financial accounting and reporting standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee of our Board is responsible for appointing (subject to shareholder approval), setting compensation for, and overseeing the work of E&Y. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by E&Y.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a quarterly basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve permissible services, excluding services related to our internal control over financial reporting, to any two Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2010 and 2009, 100 percent of E&Y fees were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is available on our website at http://www.apcooilandgas.com under the “Investor Relations” tab.

Audit of Apco Austral, S.A.

In November 2009, Apco Austral, S.A. (“Apco Austral”), an Argentina corporation that is a significant subsidiary of us, engaged Deloitte & Co. S.R.L. (“Deloitte”) as its independent accountant. E&Y remains our principal accountant. E&Y expressed reliance on Deloitte’s report on the financial statements of Apco Austral as of and for the years ended December 31, 2009 and December 31, 2010. We did not consult with Deloitte during the fiscal years ended December 31, 2007 and December 31, 2008 and any subsequent period prior to its engagement regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on Apco Austral’s financial statements, or (iii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of SEC Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph (a)(1)(v) of ) of Item 304 of SEC Regulation S-K). In previous years Apco Austral did not engage a certified accountant to issue a stand-alone report on its financial statements. The Audit Committee of our Board approved the engagement of Deloitte.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO SELECT ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing to our shareholders a non-binding advisory vote on our executive compensation as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly known as a “say-on-pay” proposal. The Board asks for your “FOR” advisory vote on the following resolution:

RESOLVED, that the shareholders of Apco Oil and Gas International Inc. (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and narrative discussion.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY

The Dodd-Frank Act also provides our shareholders with the opportunity to cast a separate non-binding advisory vote indicating how frequently the Company should seek a say-on-pay advisory vote on executive compensation from shareholders. The vote provides shareholders with four choices regarding the frequency of a say-on-pay advisory vote: (i) one year, (ii) two years, (ii) three years, or (iv) abstain. After consideration, the Board believes an annual say-on-pay advisory vote will allow our shareholders to provide us with timely input on this subject.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE COMPANY SEEKING AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 5

APPROVAL OF RECAPITALIZATION AND EXCHANGE

The Board, upon the unanimous recommendation of the Audit Committee, which consists entirely of directors who are not employees of Williams and are deemed “independent” under the rules of Nasdaq, is proposing that our shareholders approve, as a special resolution, the recapitalization of our outstanding equity and exchange of certain of our shares as described below.

Background

Relationship with Williams

Williams beneficially owns approximately 69 percent of our ordinary shares through its wholly owned subsidiary, Williams Global Energy (Cayman) Limited. We are managed by employees of Williams, and all of our executive officers and three of our directors are employees of Williams. Pursuant to an administrative services agreement between us and Williams, Williams provides us with management services, office space, insurance, treasury, accounting, tax, legal, corporate communications, information technology, human resources, internal audit and other administrative corporate services. Williams also provides us with geological, geophysical, reservoir and other technical services primarily to assist us in the evaluation of our unconventional resource potential and the application of new technology based upon Williams’ experience with such resources in its own exploration and production business. Apco and Williams have other relationships and engage in certain transactions, as described in “Certain Relationships and Related Person Transactions.”

Reorganization of Williams

On April 29, 2011, WPX Energy, a wholly owned subsidiary of Williams, filed a registration statement with the SEC with respect to an initial public offering of its equity securities. This is the first step in Williams’ previously announced reorganization plan to separate its businesses into two separate, publicly traded corporations. The reorganization plan calls for a series of transactions designed to move Williams’ exploration and production business into WPX Energy, which would be one of the largest producers of natural gas in the United States. WPX Energy would then issue up to 20 percent of its common stock to the public in an initial public offering. Williams also announced its intention to spin-off its remaining interest in WPX Energy to its shareholders in a tax-free distribution in 2012. As a result Williams would no longer hold any interest in WPX Energy and would, for all practical purposes, no longer operate an exploration and production business. Williams retains the discretion to determine whether and when to execute the initial public offering and spin-off of WPX Energy.

Because we are an oil and gas exploration and production company and utilize the personnel and resources of Williams’ exploration and production business, Williams stated its desire to transfer its entire interest in Apco to WPX Energy along with virtually all of its exploration and production assets and personnel. However, if Williams were to do so under our existing capital structure, Williams would incur significant United States federal income tax liability. If, however, we were to complete the proposed recapitalization and exchange described below, Williams would own shares of Apco entitled to at least 85 percent of the combined voting power of all our shares with respect to the election and removal of directors, and Williams could complete the transfer of its interest in our shares to WPX Energy in a tax-efficient manner. The ordinary shares presently owned by Williams have approximately 69 percent of the combined voting power of all our shares with respect to the election of directors.

Proposed Recapitalization and Exchange

For the sole purpose of facilitating the transfer of Williams’ interest in Apco to WPX Energy in a tax-efficient manner, it is proposed that we recapitalize our outstanding equity by amending our charter documents to create a new convertible class of shares, designated as Class A Shares, which have, as a class, 85 percent of the voting power with respect to the election and removal of directors of Apco. Upon the issuance of any Class A Shares, our existing ordinary shares would have, as a class, 15 percent of the voting power with respect to the election and removal of directors of Apco. The Class A Shares and the ordinary shares would have identical rights and preferences in all other respects, including with respect to all other matters submitted to a vote of our shareholders (on which the Class A Shares and the ordinary shares would vote together as a single class, except as otherwise required by law) and with respect to dividend rights and rights upon liquidation.

Following the amendment of our charter documents to effect the recapitalization described in the prior paragraph, and solely in connection with the proposed reorganization of Williams described above, the Company intends to exchange each issued and outstanding ordinary share of Apco owned by Williams for one of our Class A Shares. Except in exchange for our ordinary shares currently owned by Williams, we will not issue any Class A Shares.

Each Class A Share would convert automatically into one ordinary share of Apco in the event that neither Williams nor WPX Energy beneficially owns, separately or in the aggregate, directly or indirectly, at least 50 percent of the aggregate outstanding Class A Shares and ordinary shares of Apco. Holders of Class A Shares would not otherwise have any right to convert Class A Shares into ordinary shares.

The resolutions of the shareholders necessary to authorize the recapitalization and exchange and the related amendment of our charter documents are set forth in paragraph 5 of the Notice of Annual General Meeting of Shareholders attached hereto, and each will be deemed adopted by the shareholders upon the approval of this Proposal 5 by the required vote described below. This summary of the recapitalization and exchange is qualified by the text of such resolutions in all respects.

In connection with the recapitalization, Williams and Williams Global Energy (Cayman) Limited have agreed to indemnify Apco from any and all out-of-pocket costs, expenses (including reasonable attorneys’ fees), losses and other liabilities of Apco relating to the recapitalization.

Effects of the Recapitalization and Exchange on our Existing Shareholders

As a result of the recapitalization and exchange described above, the voting power of the shares of Apco held by Williams with respect to the election and removal of directors would increase from approximately 69 percent to 85 percent, and the voting power of the shares of Apco held by all other shareholders with respect to the election and removal of directors would decrease from approximately 31 percent to 15 percent. However, because Williams currently owns ordinary shares of Apco with sufficient voting power to control the election and removal of all the directors, the recapitalization and exchange would not have any effect on the ability of any existing shareholder to influence the election or removal of directors. Because the Class A Shares and the ordinary shares would have identical rights and preferences in all other respects, including with respect to all other matters submitted to a vote of our shareholders (on which the Class A Shares and the ordinary shares would vote together as a single class, except as otherwise required by law) and with respect to dividend rights and rights upon liquidation, the recapitalization and exchange would not have any other material effects on the rights of our existing shareholders.

Existing shareholders are not entitled to any appraisal or similar rights of dissenters with respect to the recapitalization and exchange.

On April 15, 2011, we received an interpretation letter from Nasdaq determining that the recapitalization and exchange would not violate the voting rights requirements under the rules of Nasdaq.

Reasons for the Recapitalization and Exchange

The Board, upon the unanimous recommendation of the Audit Committee, which consists entirely of directors who are not employees of Williams and are deemed “independent” under the rules of Nasdaq, has unanimously determined that the recapitalization and exchange, when viewed in context with the proposed spin-off, each as described above, are for the commercial benefit of and in the best interests of Apco. In arriving at this determination, the Audit Committee was assisted in its review by an independent law firm it engaged, and the Board and the Audit Committee considered a number of factors, which are listed below.

•	it could be advantageous to our business if Williams were to transfer its interest in Apco to WPX Energy along with virtually all of its exploration and production business because:

•	virtually all of the Williams employees with extensive exploration and production experience will transition to WPX Energy and, therefore, would remain available to Apco;

•	WPX Energy would be able to provide Apco with the administrative corporate services that Williams currently provides;

•	WPX Energy would be able to provide Apco with the technical services that Williams currently provides;

•	WPX Energy will have the institutional knowledge that has driven Apco’s growth and upside potential;

•	WPX Energy would be able to maintain continuity of ongoing studies of Apco’s unconventional resource potential and projects underway to test such potential; and

•	it could be detrimental to our business if Williams were to retain its interest in Apco after the spin-off of WPX Energy, including virtually all of Williams’ other exploration and production business, because:

•	Williams would no longer have the exploration and production experience necessary to provide Apco with the technical services that Williams currently provides;

•	Apco would need to recruit new directors and officers with exploration and production experience because it would be unusual for members of Apco’s existing leadership team to continue serving Apco after transitioning to the unaffiliated WPX Energy; and

•	Apco would likely pay increased costs for services and personnel necessary to replace the services and personnel lost from Williams;

•	without the recapitalization and exchange, Williams would incur a significant United States federal income tax liability from transferring its interest in Apco to WPX Energy, and the likelihood that the transfer would take place would be diminished;

•	the recapitalization and exchange would not have any effect on the ability of any existing shareholder to influence the election or removal of directors because Williams currently owns ordinary shares of Apco with sufficient voting power to control the election and removal of all the directors, and if neither Williams nor WPX Energy beneficially owns at least 50 percent of the aggregate outstanding Class A Shares and ordinary shares of Apco, the Class A Shares automatically will convert into ordinary shares;

•	the recapitalization and exchange would not have any other material effects on the rights of our existing shareholders because the Class A Shares and the ordinary shares would have identical rights and preferences in all other respects, including with respect to all other matters submitted to a vote of our shareholders (on which the Class A Shares and the ordinary shares would vote together as a single class, except as otherwise required by law) and with respect to dividend rights and rights upon liquidation;

•	Williams and Williams Global Energy (Cayman) Limited have agreed to indemnify Apco from all out-of-pocket costs, expenses (including reasonable attorneys’ fees), losses and other liabilities of Apco relating to the recapitalization; and

•	Williams has confirmed that, in connection with the initial public offering and proposed spin-off, Williams will put into place a new administrative services agreement between Apco and WPX Energy, providing for comparable services to Apco at the same cost allocation as Apco currently receives from Williams.

After a detailed consideration of these factors, the Audit Committee and the Board, based upon the recommendation of the Audit Committee, concluded that the recapitalization and exchange, as described above, are for the commercial benefit of and in the best interests of Apco.

Interests of Certain Persons in the Recapitalization and Exchange

In considering the unanimous recommendation of the Board, upon the unanimous recommendation of the Audit Committee, our shareholders should be aware that certain of our directors and all of our executive officers are also shareholders of Williams and may have certain interests in the recapitalization and exchange that are different from, or in addition to, the interests of the Apco public shareholders, as discussed below. In addition, three of our seven current directors, including the current Chairman, are also officers of Williams. The Audit Committee and Board were aware of these interests and considered them, among other matters, in approving the recapitalization and exchange.

As of May 1, 2011, our directors and executive officers beneficially owned an aggregate of 880 of our ordinary shares, as described in “Security Ownership of Certain Beneficial Owners and Management.”

As of May 1, 2011, our directors and executive officers beneficially owned an aggregate of 1,785,753 shares of common stock of Williams, including shares underlying options exercisable within 60 days, as described in “Security Ownership of Certain Beneficial Owners and Management.”

Pursuant to our articles of association, we are required to indemnify our directors, officers, employees and agents for any expenses actually and reasonably incurred in successfully defending any proceeding to which they are a party by reason of their being our director, officer, employee or agent. In addition, each of our non-employee directors entered into an indemnification agreement with us, pursuant to which we have agreed (1) to indemnify such director from all costs, judgments, penalties, fines, liabilities, amounts paid in settlement, and expenses (including attorneys’ fees) incurred in connection with, and (2) to pay, in advance of final disposition, to such director all expenses (including attorneys’ fees) incurred in defending, any proceeding brought against such director by reason of the fact that such director was our director, or by reason of anything done or not done by such director in such capacity, to the fullest extent permitted by our memorandum of association, our articles of association, and applicable law.

THE BOARD RECOMMENDS, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE RECAPITALIZATION AND EXCHANGE DESCRIBED ABOVE.

INCORPORATION BY REFERENCE

The Compensation Committee Report and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement. In addition, a copy of our annual report accompanies this proxy statement. The annual report is not incorporated by reference into this proxy statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at http://www.sec.gov.

Our website is http://www.apcooilandgas.com. We make available free of charge through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Code of Ethics and Board committee charters are also available on our Internet website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary, Apco Oil and Gas International Inc., 4700 One Williams Center, Tulsa, Oklahoma 74172.

SHAREHOLDER PROPOSALS FOR 2012

Shareholder proposals intended for inclusion in our proxy statement for our 2012 annual general meeting pursuant to Rule 14a-8 under Exchange Act must be directed to the Corporate Secretary, Apco Oil and Gas International Inc., 4700 One Williams Center, Tulsa, Oklahoma, 74172 and must have been received by          , 2012. If we change the date of the 2012 annual general meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act of 1934, such proposals must be received by the Corporate Secretary at the above address by          , 2012. If we change the date of the 2012 annual general meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the proposal must be received a reasonable time before we send our proxy materials.

By Order of the Board of Directors

La Fleur C. Browne
Secretary

May   , 2011

Apco Oil and Gas International Inc.
Annual General Meeting of Shareholders
June 30, 2011
8:30 a.m. Central daylight time
One Williams Center
26th Floor Board Room
Tulsa, Oklahoma 74172
If you need assistance with directions to attend the meeting and vote in person, call us at (918) 573-2396 or write us at Apco Oil and Gas International Inc., 4700 One Williams Center, Tulsa, Oklahoma 74172, Attn: Corporate Secretary.

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF NOMINEES LISTED BELOW.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YR” ON PROPOSAL 4
							1 Yr	2Yrs	3Yrs	ABSTAIN

1.	Re-election of Directors	FOR	AGAINST	ABSTAIN	4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	1a. Keith E. Bailey	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, A VOTE “FOR” PROPOSAL 5.

	1b. Piero Ruffinengo	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.
								FOR	AGAINST	ABSTAIN

		FOR	AGAINST	ABSTAIN	5.	Approve recapitalization and exchange.		☐	☐	☐

2. Approve the selection of Ernst & Young LLP as independent registered public accounting firm for 2011.		☐	☐	☐	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

3. Advisory vote on executive compensation		☐	☐	☐		SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature	Signature	Date

▼  FOLD AND DETACH HERE  ▼
APCO OIL AND GAS INTERNATIONAL INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS -- June 30, 2011
      The undersigned shareholder of Apco Oil and Gas International Inc. hereby appoints LA FLEUR C. BROWNE, THOMAS BUENO, RALPH A. HILL, and WILLIAM H. GAULT jointly and severally with full power of substitution, as proxies to represent and vote all of the ordinary shares the undersigned is entitled to vote at the annual general meeting of shareholders of Apco Oil and Gas International Inc. to be held on June 30, 2011, and at any and all adjournments thereof, on all matters coming before said meeting.
      You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy cannot be voted unless you sign, date, and return this card.
      THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, AND 5, “1 YR” FOR PROPOSAL 4, AND, IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT THEREOF.
      IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON June 30, 2011. The annual report, notice of annual general meeting of shareholders, and proxy statement are available at http://www.proxydocs.com/apco.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)